Exhibit 99.(m6)



                          RULE 12B-1 RELATED AGREEMENT
                          ----------------------------


Date _________, 20__

Quasar Distributors, LLC
615 East Michigan Street
Suite 200
Milwaukee, WI 53202




Ladies and Gentlemen:

         This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution and Shareholder Servicing Plan (the "Plan") adopted by (Julius Baer Investment Funds, and Julius Baer Global Equity Fund, Inc. (the "Trust"), on behalf of the Julius Baer Funds as described in Schedule A (the "Fund"), a series of the Trust, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"). The Plan and this related agreement (the "Rule 12b-1 Agreement") have been approved by a majority of the Board of Trustees of the Trust, including a majority of the Board of Trustees who are not "interested persons" of the Trust, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund's shareholders.

         1. To the extent you provide distribution and marketing services in the promotion of the Fund's shares and/or services to Fund shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the Fund and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A. We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

         You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the National Association of Securities Dealers, Inc.

         2. You shall furnish us with such information as shall reasonably be requested by the Board of Trustees, on behalf of the Fund, with respect to the fees paid to you pursuant to this Rule 12b-1 Agreement.

         3. We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

         4. This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of shareholders, or (b) a majority of the Disinterested Trustees, on 60 days' written notice, without payment of any penalty. In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Trust and us and shall terminate immediately in the event of its assignment. This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer's accounts following your receipt of such notice.

         5. This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

QUASAR DISTRIBUTORS, LLC

By:
   --------------------------------------
James Schoenike, President



ACCEPTED:


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(Dealer or Service Provider Name)


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(Street Address)


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(City)(State)(ZIP)


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(Telephone No.)


-----------------------------------------
(Facsimile No.)



By:
   --------------------------------------
(Name and Title)

                                   SCHEDULE A
                                     TO THE
                          RULE 12B-1 RELATED AGREEMENT


         For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you a fee calculated as follows:

Fee of 0.25% of the average daily net assets of the Fund (computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Trust or its agent, designate your firm as the customer's dealer or service provider of record.

We shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund's current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.

                                  Name of Funds

JULIUS BAER INVESTMENT FUNDS
----------------------------

Julius Baer International Equity Fund         Class A

Julius Baer Total Return Bond Fund            Class A

Julius Baer Global High Yield Bond Fund       Class A

JULIUS BAER GLOBAL EQUITY FUND, INC.
------------------------------------

Julius Baer Global Equity Fund                Class A           Effective 7/1/04